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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to the registration statement of ADAC Laboratories on Form S-3 (File No. 33-75074) in respect of the Common Stock issued in connection with the acquisition of SD&G Healthcare Systems, Inc., of our report dated October 25, 1994, except for Note 10 as to which the date is December 7, 1994, on our audits of the consolidated financial statements and financial statement schedules of ADAC Laboratories as of October 2, 1994, and October 3, 1993 and for each of the three fiscal years in the period ended October 2, 1994 which report is included in Form 10-K for the fiscal year ended October 2, 1994. We also consent to the reference to our firm under the caption "Experts".


                                       /s/ Coopers & Lybrand L.L.P.


San Jose, California
February 2, 1995